Exhibit 10.1

July 27, 2022

Mr. Jerry Bialek

280 Ethyl Drive

Brooklyn, MI 49230

Dear Jerry:

We are very pleased to offer you the position of Executive Vice President and Chief Financial Officer of Century Aluminum Company (the “Company”). In this position, you will be based out of the Company’s Chicago headquarters and will report directly to the Chief Executive Officer of Century Aluminum Company.

Your first day of employment will be August 22, 2022

The following will serve as an overview and outline of the conditions and financial terms of our relationship:

•	Base Salary: You will receive an initial annual base salary of $455,000, to be reviewed annually.

•	Participation in our Annual Incentive Program: You will be included in our Annual Incentive Plan (“AIP”), with a target annual incentive equal to 65% of your base salary. Your actual incentive will depend upon Company and individual performance. Your 2022 annual incentive will be prorated based on your start date.

•	Long Term Incentive Plan: This plan (the “LTIP”) provides for the grant of time vesting performance shares (settled in shares of common stock) (“TVPSUs”) and performance share units (which may be settled in shares of common stock or cash at the discretion of the Compensation Committee) (“PSUs”) to key senior Company personnel. Under the current LTIP, target awards are calculated each year for the ensuing three-year period by calculating a percentage of a participant’s base salary as an award, 2/3 of such award being PSUs and 1/3 being TVPSUs.

At the time the Compensation Committee makes target awards, it also sets the performance goals for the Company for the PSU portion of the LTIP. Following completion of each three-year period, the Company then evaluates actual performance versus these goals when determining the final amount of the awards to be paid. The grant and payment of any award is at the sole discretion of the Compensation Committee.

The Compensation Committee has approved adding you as a participant in the LTIP program. Your target award for this period will be 130% of your base salary. For 2022, your award will be prorated based on your start date and will be delivered 100% in TVPSUs and will vest fully on the anniversary of your date of hire in 2025. (For example, if your start date is August 1, you will receive $455,000 x 130% / 36 Months x 5 Months = $82,152.78, which will be converted to shares)

Mr. Jerry Bialek

July 27, 2022

•	Relocation Bonus: The Company will award you a relocation bonus of $50,000 payable in your first regularly scheduled paycheck. This will be used to cover the cost of temporary housing and incidentals. If you should voluntarily leave your position with the Company prior to the two (2) year anniversary of your start date, you agree to repay the entire signing bonus to the Company within 90 days of your departure.

•	Severance Protection: The Compensation Committee will be requested to include you as a Tier II participant in the Company’s Executive Severance Plan, expected to be approved by the Compensation Committee at its third quarter meeting.

•	Benefit Plans: You and your eligible dependents will be eligible for Company provided medical, dental and vision plans. You will also be eligible for participation in the Century Aluminum 401(k) program. The 401(k) program currently has a match of 100% up to the first 6% of eligible compensation and a fixed non-elective contribution of 3%.

•	Life Insurance: The Company will provide you with life insurance in the face amount of one times your annualized base salary amount, up to a maximum of $250,000. As an executive of the company, you will also be provided with an additional $500,000 of 20-year term life insurance. This coverage is provided at no cost to you.

•	Vacation: You will be eligible for 20 days (160 hours) of vacation time, prorated for 2022 based on your start date.

Payment of any incentive compensation set forth above is at the sole discretion of the Compensation Committee.

Contingent Offer

This employment offer is contingent upon the satisfactory completion of (i) verification of the right to work in the U.S., (ii) routine background screening, and (iii) drug screening as prescribed by Century’s policy within 90 days of hire, the failure of which may result in discipline up to and including termination. In addition, your ongoing employment is subject to all applicable Company policies, which may be changed, terminated, or added from time to time.

At-will Employment

Your employment is at-will. Nothing in this offer letter is intended to or does create a contract of employment for a specific period of time nor does it create any obligations on the part of the Company or vest any rights in you other than those specifically set forth herein. You understand that the benefits set forth herein are granted without restriction on the right of the Company to modify such benefits or terminate your employment at any time, with or without cause and with or without notice. Similarly, the Company understands you may, at any time, terminate your employment relationship with or without cause and with or without notice.

Mr. Jerry Bialek

July 27, 2022

Proprietary Information, Intellectual Property and Non-Solicitation

You are expected to protect propriety information of Century Aluminum Company and its subsidiaries (collectively, “Century”) and to assign your rights to intellectual property which may be developed during your employment with Century to the Company as permitted by law. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you may use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Century, or developed by you on behalf of Century. You agree that you will not bring onto Century premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company, including any restrictions regarding solicitations of employees of any former employer. You further represent that you are not subject to any agreement with any prior employer that would prevent you from performing the essential functions of the employment position outlined in this letter, and that by accepting employment with the Company you will not breach any agreements with any other employer.

This letter contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

Jerry, we are very excited about the prospect of you joining the Company.  Please contact me at 312-696-3106 if you have any questions regarding this letter, our offer or any other matters.  We will keep this offer open until August 1, 2022.

Sincerely,

Jesse Gary

President and CEO

Accepted and Agreed to:

/s/Jerry Bialek	7/27/22
Jerry Bialek	Date